Exhibit 10.1

August 22, 2017

Mr. Jim Robbins

Via: Email – jrobbins@viveve.com

Dear Jim:

We are pleased that you have agreed to relocate to Colorado and wish you well in this next chapter of your life. Please let us know if there is anything we can do to help you make a smooth transition to Colorado.

Outlined below is the company’s Relocation Policy and Agreement. Please read carefully, sign, and date in order to receive your relocation allowance.

Eligibility: Your position has been moved to our Colorado headquarters and, therefore, you are eligible for relocation assistance. You must be an employee in good standing (i.e., not engaged in a Performance Improvement Plan and considered an active, regular employee of the company) in order to qualify for relocation.

Timing of Move: Employees who choose to relocate must complete their move within 30 days of their target move date unless approved in writing by their department head and the CEO. Your target relocation date is January 1, 2018.

Relocation Allowance: You are eligible for a $50,000 relocation allowance. Please be aware that this relocation allowance is considered taxable income and will be issued via the Viveve payroll system. You are required to sign this Relocation Agreement prior to receiving this allowance.

Repayment Clause: Employees who receive a relocation allowance and who voluntarily resign from their position or who are terminated for cause prior to 12 months of Viveve service after their relocation will be required to repay the relocation allowance in its entirety within 60 days of their termination date.

Additional PTO: Employees who choose to relocate will be given an additional 40 hours of Paid Time Off in order to assist them in completing their move. Employees are asked to work closely with their managers to schedule this time off.

I have read and understand this policy and agree to abide by the terms and conditions of the policy.

/s/ Jim Robbins	12/07/17

Employee	Date

/s/ Patricia Scheller

CEO	Date

www.viveve.com       345 Inverness Drive South Bldg B STE 250 Englewood, CO  80112

                                    t 720.696.8150   f 720.696.8199